Goldman Sachs

Project Refresh Discussion Materials

Goldman, Sachs & Co.
February 24, 2010

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Table of Contents

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Disclaimer

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I. Financial Analysis

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Transaction Overview

($ in millions, except per share data)

Enterprise Value Calculation	
Current Share Price[1]	$ 19.27
Coca-Cola CCE Share Holding (millions)	168.96
Market Value of CCE Stake	3,256
Plus: Debt Assumed[2]	8,880
Headline Enterprise Value	**$ 12,136**

	Statistic	Multiple	Selected Recent Precedent Transactions: Blended PEP Total[3]	PBG	PAS
CCE North America LTM EBITDA	$ 1,529	7.9 x	8.4 x	8.4 x	8.6 x

Note: LTM EBITDA provided by CCE management as of 31-Dec-2009
[1] Reflects current share price as of 23-Feb-2010.
[2] Per the Agreement.
[3] Enterprise value of PAS $5,980 and EBITDA of $693. Enterprise value of PBG $14,937 and EBITDA of $1,788. Synergies of $300 split by applying 30% to PAS and 70% to PBG.

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A. CCE Stake Analysis

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Summary of CCE Stake Analysis

($ in millions, except per share data)

Methodology	Range	Comments
1-Year Trading Range		■ **High**: $21.72 (52-Week High (01-Jan-2010)) ■ **Low**: $9.86 (52-Week Low (09-Mar-2009))
Selected Public Trading Multiples: Forward P/E		■ **High:** 2010E P/E 17.7x ■ **Low:** 2010E P/E 11.0x ■ 2010E EPS[2] of $1.76
EV / LTM EBITDA		■ **High:** EV/LTM EBITDA 11.6x ■ **Low:** EV/LTM EBITDA 6.4x ■ LTM[2] EBITDA of $2,638



Share Price[1] of $19.27
$9.86
$19.27
$21.72
11.0x
10.9x
17.7 x
6.4x
6.7x
11.6 x

Source: Public Filings, IBES Estimates as of 23-Feb-2010
[1] Reflects current share price as of 23-Feb-2010.
[2] LTM EBITDA based on public filing as of Feb 12, 2010. 2010E EPS per IBES as of 23-Feb-2010.

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CCE Trading Range Last Five Years


$40
$36
$32
$28
$24
$20
$16
$12
$8
$4
$0
Closing Price (USD)
$19.27
April 20, 2009
PepsiCo announces a non-binding proposal to acquire all the outstanding shares of PAS and PBG
Feb-2005
Dec-2005
Oct-2006
Aug-2007
Jun-2008
Apr-2009
Feb-2010
Daily from 23-Feb-2005 to 23-Feb-2010
CCE

CCE Trading Performance

	High	Median	Low	Price Performance
1 Month	$ 20.95	$ 20.17	$ 19.20	(8)%
3 Months	$ 21.72	$ 20.36	$ 19.20	(6)%
6 Months	$ 21.72	$ 20.51	$ 18.94	(6)%
1 Year	$ 21.72	$ 19.43	$ 9.86	61%
5 Years	$ 26.89	$ 20.43	$ 7.74	(8)%

Source: Bloomberg as of 23-Feb-2010

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Selected Public Trading Multiples

($ in millions, except per share data)

Company	Closing Price ($) 23-Feb-2010	% of 52 Week High	Equity Value (1)	Enterprise Value (1)	EV Multiples (2) LTM EBITDA	P/E Multiples (2) CY 2010E	5 Year EPS Growth	P/E/G CY2010E	LTM EBITDA Margins (1)	Dividend Yield
Coca-Cola Enterprises	**$ 19.27**	**89 %**	**$ 9,791**	**$ 17,555**	**6.7 x**	**10.9 x**	**8.0 %**	**1.4 x**	**12.2 %**	**1.6 %**
Pepsi Bottlers										
Pepsi Bottling Group (3)	$ 25.20	73 %	$ 5,419	$ 11,793	6.4 x	11.5 x	6.3	1.8 x	13.3 %	2.7 %
PepsiAmericas (4)	19.88	74	2,543	4,775	6.8	11.0	4.5	2.4	14.2	2.7
Coca-Cola Bottlers										
Coca-Cola FEMSA	$ 62.81	93 %	$ 11,598	$ 12,292	8.2 x	15.9 x	8.7	1.8 x	19.3 %	0.9 %
Coca-Cola Hellenic	24.39	100	8,915	12,109	8.7	14.4	13.0	1.1	15.6	1.5
Coca-Cola Amatil	9.93	95	7,436	9,142	11.2	16.7	8.1	2.1	20.7	3.9
Coca-Cola Icecek	8.57	87	2,180	2,751	11.6	17.7	NA	NA	15.0	0.4
Coca-Cola Bottling	51.30	88	473	1,129	8.0	13.7	NA	NA	9.9	1.9
				High	**11.6 x**	**17.7 x**	**13.0 %**	**2.4 x**	**20.7 %**	**3.9 %**
				Median	**8.2**	**14.4**	**8.1**	**1.8**	**15.0**	**1.9**
				Low	**6.4**	**11.0**	**4.5**	**1.1**	**9.9**	**0.4**

(1) Per latest publicly available financial statements. Equity Market Cap based on diluted shares outstanding.
(2) LTM numbers are based on latest publicly available financial statements. Projected EPS is based on IBES median estimates and/or other Wall Street research.
(3) Represents undisturbed stock price as of April 17, 2009. LTM period as of 12/27/2008. 5-year EPS growth and forward P/E multiple reflects expectations as of April 17, 2009 per IBES median estimates or other Wall Street research.
(4) Represents undisturbed stock price as of April 17, 2009. LTM period as of 1/3/2009. 5-year EPS growth and forward P/E multiple reflects expectations as of April 17, 2009 per IBES median estimates or other Wall Street research.

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Forward P/E Multiples Last Five Years

Forward P/E Multiples Over Time


2010 P/E Multiple
25x
20x
15x
10x
5x
Jan-2005
Dec-2005
Oct-2006
Aug-2007
Jun-2008
Apr-2009
Feb-2010
16.7x
15.9x
14.4x
13.7 x
11.5x[1]
11.0x[1]
10.9x
CCE
PBG
PAS
KOF
EEEK
CCA
COKE

Selected Multiples

		1 year			5 year		
	Current	High	Median	Low	High	Median	Low
CCE	10.9 x	14.1 x	12.0 x	7.6 x	18.3 x	14.2 x	5.9 x
Pepsi Bottlers							
PBG	11.5 x	11.5 x	8.7 x	7.2 x	18.0 x	14.7 x	7.1 x
PAS	11.0 x	11.0 x	8.8 x	7.9 x	20.2 x	14.8 x	7.2 x
Coca-Cola Bottlers							
KOF	15.9 x	17.4 x	12.8 x	10.7 x	17.4 x	12.0 x	8.3 x
EEEK	14.4 x	15.0 x	12.9 x	6.5 x	21.9 x	15.1 x	5.6 x
CCA	16.7 x	17.6 x	15.1 x	12.8 x	19.6 x	15.9 x	11.6 x
COKE	13.7 x	27.3 x	19.4 x	11.7 x	27.3 x	16.4 x	10.1 x

Source: Bloomberg as of 23-Feb-2010
Note: Excludes Coca-Cola Icecek due to lack of historical estimates
(1) PBG and PAS as of 17-Apr-2009.

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B. CCE North America Analysis

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CCE North America Analysis Summary

($ in millions)

Methodology	Range	Comments
Selected Public Trading Multiples	6.4x – 11.6x (7.9x)	**High:** EV/ LTM EBITDA of 11.6x **Low:** EV/ LTM EBITDA of 6.4x LTM EBITDA: $1,529 (including allocation of corporate costs)
Selected Precedent Transactions	6.8x – 11.8x (7.9x)	**High:** EV/LTM EBITDA 11.8x **Low:** EV/LTM EBITDA 6.8x LTM EBITDA: $1,529 (including allocation of corporate costs)
DCF	$11,467 – $15,651 (Headline Enterprise Value: $12,136)	1.0% to 2.0% perpetuity growth rate 7.0% to 8.0% weighted average cost of capital Includes synergies, costs to achieve and other transaction adjustments

Source: Market Values as per Bloomberg. As approved for our use by Coca-Cola management: CCE North America projections through 2012 provided by CCE management; projections thereafter, synergies, costs to achieve and other transaction adjustments provided by Coca-Cola management
Note: DCF analysis as of Jan 2010

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Selected Precedent Transactions

($ in millions)

Date Announced	Acquiror	Target	Enterprise Value [1,2]	Multiple of LTM EBITDA
Apr-2009	PepsiCo	Pepsi Bottling Group	$ 14,937	8.4 x
Apr-2009	PepsiCo	PepsiAmericas	5,980	8.6
May-2007	Britvic	C&C Group-Soft Drinks Business	337	10.1
Apr-2006	Cadbury Schweppes	Dr Pepper and Seven Up Bottling Group	1,458	7.1
Dec-2002	Coca-Cola FEMSA	Panamerican Beverages Inc	3,641	8.2
May-2002	Pepsi Bottling Group	Pepsi-Gemex SA de CV	1,176	6.8
Nov-2001	SABMiller	BevCo Ltd	1,143	8.8
Apr-2001	Coca-Cola Enterprises	Hondo, Herbco Enterprises	1,300	10.6
Aug-2000	Whitman Corp	PepsiAmericas	666	11.8
		High		**11.8 x**
		Median		**8.6**
		Low		**6.8**
		Coca-Cola / CCE North America[3]	**$ 12,136**	**7.9 x**

Source: Public filings (except as expressly noted below)

(1) Local currency values converted to USD based on foreign exchange rates on the respective transaction announcement date.

(2) LTM numbers are based on latest publicly available financial statements.

(3) Reflects current share price of $19.27. North American LTM EBITDA: $1,529 as provided by CCE management.

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Illustrative CCE NA DCF Analysis

($ in millions)

Implied Enterprise Value

Discount Rate	Perpetuity Growth Rate 1.00%	1.25%	1.50%	1.75%	2.00%
7.00%	$ 13,701	$ 14,125	$ 14,587	$ 15,094	$ 15,651
7.25%	13,075	13,457	13,873	14,326	14,822
7.50%	12,497	12,843	13,218	13,625	14,070
7.75%	11,963	12,277	12,616	12,983	13,383
8.00%	11,467	11,753	12,061	12,394	12,754

Source: *Market Values as per Bloomberg. As approved for our use by Coca-Cola management: CCE North America projections through 2012 provided by CCE management; projections thereafter, synergies, costs to achieve and other transaction adjustments provided by Coca-Cola management*

Note: *Analysis of free cash flows through 2019 followed by an illustrative terminal value discounted to Jan 1, 2010 utilizing mid-year convention; synergies, costs to achieve and other transaction adjustments reflected as if transaction closed Jan 1, 2010*

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II. Pro Forma Impact on Coca-Cola

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Key Assumptions

($ in millions)

Transaction

- Transaction illustratively closes at the end of 2010 as per Coca-Cola management
- CCE North America business exchanged for Coca-Cola's stake in CCE and debt assumed of $8,880
- Nordics divesture closes simultaneously for gross cash proceeds of $822

Projections

- Coca-Cola projections provided by Coca-Cola management
- CCE North America projections provided by CCE management through 2012
  - CCE North America projections for 2013-2019 provided by Coca-Cola management
- CCE Europe projections provided by Coca-Cola management

Synergies

- Synergy and integration cost projections provided by Coca-Cola management
- Run-rate synergies per Coca-Cola management phased in over four years with integration costs (assumed to be tax deductible) over three years

Purchase Accounting

- Approximately $1 billion increase to balance sheet assets depreciated over 10 years for book purposes (no cash impact) based on:
  - Write-up to buildings and production assets (PP&E)
  - Increase to intangible assets due to re-acquired rights of non-cola brands distribution and Canada contracts
- Approximately $1 billion write-up of consolidated debt
  - Increase is amortized and reduces interest expense annually (no cash impact)

Other

- $100 of transaction expenses (non-deductible) per Coca-Cola management
- Tax impacts per Coca-Cola management
- Maturing Coca-Cola and CCE debt refinanced at 5.0%
- EPS accretion / dilution calculated on a recurring basis, excluding integration costs and transaction expenses
- Other transaction adjustments per Coca-Cola management

Note: All assumptions are per Coca-Cola management guidance except for CCE North America projections through 2012, which are per CCE management and approved for our use by Coca-Cola management

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Pro Forma Impact

EPS % Accretion to Coca-Cola


3 %
1 %
2011E
2012E

Note: As per key transaction assumptions

Appendix A: Supplemental Materials

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CCE North America WACC Computation

($ in millions)

Company	Predicted Equity Beta	Total Debt (1)	Total Cash	Net Debt	Diluted Market Cap	Net Debt / Equity Ratio	Asset Beta	Re-Levered Beta
Coca Cola Enterprises (1)	**0.85**	**$ 8,777**	**$ 1,036**	**$ 7,741**	**$ 9,791**	**79%**	**0.57**	**0.85**
Coca-Cola Amatil	0.81	1,966	260	1,706	7,436	23%	0.70	
Coca-Cola Hellenic	0.86	3,510	315	3,194	8,915	36%	0.69	
Coca-Cola FEMSA	0.92	1,386	696	691	11,598	6%	0.89	
Coca-Cola Icecek	0.86	778	207	571	2,180	26%	0.71	
Coca-Cola Bottling	0.75	681	25	656	473	139%	0.41	
Selected Company Median							**0.70**	**1.04**

Illustrative Capital Structure (%)

Net Debt / (Net Debt + Equity)	44%
Equity / (Net Debt + Equity)	56%
Implied Net Debt / Equity Ratio	**79%**

WACC at Different Beta / Leverage Levels

		Levered Beta			
		0.85	**0.90**	**1.00**	**1.05**
Net Debt / Equity	90%	6.9%	7.1%	7.4%	7.6%
	79%	7.1%	7.3%	7.7%	7.9%
	70%	7.3%	7.5%	7.9%	8.1%
	60%	7.6%	7.8%	8.2%	8.4%

Source: Axioma, Ibbotson Associates and other public information
Note: CCE North America Capital Structure based on CCE Capital structure. Equity Risk Premium Per Ibbotson: 1926-2008. Risk free rate based on current yield of U.S. Treasury 6 1/8th Bond due Aug-2029. Pre-tax cost of debt based on CCE Bond YTW due 2029
(1) CCE Axioma historical Beta is 1.02.